Exhibit 99.7

SCHEDULE 1

Transactions in the Common Stock effected during the past 60 days by the Reporting Persons

The following table sets forth all transactions in the Common Stock effected during the past 60 days by the Reporting Persons. Except as noted below, all such transactions were effected by the Reporting Person in the open market through brokers, and the price per share does not include brokerage commissions and transaction costs.

Name of Reporting Person	Date of Transaction	Shares Purchased (Sold)	Price Per Share[1]	Price Range
GI SPV I L.P.	12/11/2025	10,138	$143.57	$142.92 to $143.91
GI SPV I L.P.	12/11/2025	24,732	$144.46	$143.92 to $144.89
GI SPV I L.P.	12/11/2025	1,346	$144.96	$144.94 to $145.00
GI SPV I L.P.	12/11/2025	8,109	$145.99	$145.96 to $146.00
GI SPV I L.P.	12/12/2025	28,089	$146.33	$145.76 to $146.75
GI SPV I L.P.	12/12/2025	15,749	$146.89	$146.76 to $147.00
GI SPV I L.P.	12/15/2025	14,740	$146.92	$146.46 to $147.00

[1]	This transaction price represents the weighted-average price of the shares transacted within the specified price range. Upon request by the staff of the Securities and Exchange Commission, the Reporting Persons will provide full information regarding the number of shares transacted at each separate price within the range set forth in this Amendment No. 1.